Exhibit 99.1

TTEC Holdings Announces Leadership Transition for TTEC Digital

Chris Brown named president of TTEC Digital; David Seybold to depart April 30

AUSTIN, TX – March 23, 2026 – TTEC, a leading global consulting, technology, and managed services company delivering solutions at the intersection of data, AI, and customer experience (CX), today announced the appointment of Chris Brown as president of TTEC Digital, effective immediately.

Brown succeeds Dave Seybold, who is stepping down as TTEC Digital CEO and will remain with the Company through April 30, 2026, to ensure a seamless leadership transition. Brown will report directly to TTEC Chairman and CEO Ken Tuchman. In his new capacity, he will lead TTEC Digital’s global strategy, P&L management, and operational execution.

“Chris is the ideal leader to drive TTEC Digital into its next chapter, providing both continuity and a growth mindset,” said Tuchman. “For over a decade, Chris has played a central role at TTEC Digital, working with its key leaders and developing the strategic technology partnerships that define the business today. His deep institutional knowledge, strategic vision, and market credibility—spanning clients, partners, employees and the investment community—will be instrumental as we convert untapped potential into market-leading results.”

Brown joined TTEC in 2015 and most recently served as Chief of Staff to the Chairman and CEO, where he led corporate development and strategic partnerships. During his tenure, he has been a driving force in expanding TTEC’s ecosystem with premier CX technology partners.

Prior to TTEC, Brown spent over two decades advising technology and services firms (SaaS, AI, cloud and hyperscalers in particular) on M&A, capital markets, investor relations, and strategic transformation. His career spans senior leadership roles in investment banking at UBS focused on the technology sector, and management consulting at Mercer focused on strategy and data.  Notably, as a key executive at Liquid Robotics (an AI-enabled ocean drone company), Brown orchestrated the product and strategy that culminated in the company’s successful acquisition by Boeing. He holds an MBA from the University of Chicago Booth School of Business and serves on the Board of Directors of Percepta, a leading provider of CX services for the automotive industry in partnership with Ford Motor Company.

“I am honored to lead this world-class team at a time of such immense opportunity,” said Brown. “TTEC Digital has something genuinely special — the ability to bring together world-class talent, marquee technology partnerships, deep AI and data expertise, and global CX delivery at scale. As the world’s largest pureplay CX technology and services player, TTEC Digital is creating real, tangible value for enterprise clients across the globe.”

Tuchman concluded, “We thank Dave Seybold for his leadership over the past three years. Dave was instrumental in establishing a unified TTEC Digital brand and aligning our teams around an AI-forward vision. We wish him the very best in his future endeavors.”

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About TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading global consulting, technology, and managed services company delivering solutions at the intersection of data, AI, and customer experience. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next-gen digital technology, the Company's TTEC Digital business designs, builds, and operates omnichannel contact center technology, CRM, AI, and analytics solutions. The Company's operational business delivers AI-enhanced customer engagement, customer acquisition and growth, tech support, back office, and fraud prevention services. Founded in 1982, the Company's employees operate on six continents and bring technology and humanity together to deliver differentiated business results. To learn more, visit us at ttec.com.

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